SERVICER COMPLIANCE STATEMENT (Item 1123)

GMAC Mortgage, LLC

RALI Series 2006-QS12 Trust

The undersigned, a duly authorized officer of GMAC Mortgage, LLC, as servicer (the "Servicer") pursuant to the applicable servicing agreement, does hereby certify that:

1.        A review of the Servicer's activities during the twelve-month period ended December 31, 2008 and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.

2.      To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 16th day of March 2009.

By:	/s/ Joseph Pensabene
Name: Joseph Pensabene
Title:	Chief Servicing Officer